EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Meritage Homes Corporation:

We consent to incorporation by reference in Registration Statement Nos. 333-58793 and 333-87398 on Form S-3 and to incorporation by reference in Registration Statement Nos. 333-91960, 333-37859, 333-75629, 333-116243 and 333-39036 on Form S-8 of Meritage Homes Corporation and subsidiaries, formerly Meritage Corporation, of our report dated February 16, 2004, with respect to the consolidated balance sheet of Meritage Homes Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2004 annual report on Form 10-K of Meritage Homes Corporation.

Our report refers to a change in accounting for goodwill in 2002.

KPMG LLP

Phoenix, Arizona
March 16, 2005